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Exhibit 10.26

THIRD AMENDMENT TO EMPLOYMENT AGREEMENT

        THIS AMENDMENT (the "Amendment") is made effective as of the 16th day of June 2002 and shall hereby constitute the third amendment to the employment agreement, dated October 27, 1997, and effective as of June 18, 1997, as amended on March 13, 2000 and May 21, 2001 (the "Agreement"), and is made by and between Duane Reade Inc., a Delaware corporation (the "Company"), and Anthony Cuti (the "Executive"). Capitalized terms that are not otherwise defined in this Amendment shall have the meanings assigned to them in the Agreement.

WITNESSETH:

        WHEREAS, the Executive and the Company entered into the Agreement, effective June 18, 1997, and Executive is currently employed by the Company under the Agreement; and

        WHEREAS, pursuant to Section 34 of the Agreement, the Company and the Executive may amend the Agreement by an instrument in writing, signed by the Executive and the Chairman of the Board of Directors of the Company; and

        WHEREAS, the parties desire to enter into this Amendment, which Amendment shall be effective as of the date first set forth above;

        NOW THEREFORE, and in consideration of the foregoing and the mutual agreements set forth herein, the parties, intending to be legally bound, agree as follows:

        1.    Amendments.

        (a)  Definitions.    (i) Under Section 1 of the Employment Agreement, the following definition is hereby added after the definition of the definition of "Affiliate" and before the definition of "Base EBITDA Target":

          "Annual Post-2004 Enhancement" shall mean, as of December 1, 2004 and each anniversary thereof (each, an "Extension Date"), a compensation and benefits package offered by the Company to the Executive that includes all of the following:

            (i)    a Base Salary and Incentive Bonus each in an amount at least 75% greater than the corresponding amounts in effect immediately prior to such Extension Date;

            (ii)  a SERP Payment equal to an annual retirement benefit payable during the Executive's lifetime of at least 100% of the Earnings Amount; and

            (iii)  other terms and provisions identical to those set forth in this Agreement.

  The parties to this Agreement acknowledge and agree that any Annual Post-2004 Enhancement will require the Company to provide the Executive with a SERP Payment in accordance with the terms of this definition in lieu of, and not in addition to, the SERP Payment described under Section 15(a) below.

        (ii)  The definition of "Sale of the Company" under Section 1 of the Employment Agreement is hereby deleted in its entirety and replaced by the following:

          "Sale of the Company" shall mean the consummation of one of the following events:

            (i)    any Independent Third Party is or becomes the Beneficial Owner (as defined below), directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company's then outstanding securities. For purposes of this Agreement, the term "Beneficial Owner" shall have the meaning given to such term in Rule 13d-3 under the Exchange Act;

            (ii)  the stockholders of the Company approve a merger or consolidation of the Company with any other corporation (or other entity), other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; provided, however, that a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no person acquires more than 25% of the combined voting power of the Company's then outstanding securities shall not constitute a Sale of the Company;

            (iii)  any stockholder of the Company acquires (or has the right to acquire) 50% or more of the Company's outstanding Common Stock;

            (iv)  the stockholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets;

            (v)  the date that all of the following shall have occurred: (A) DLJ ceases to own at least 1,200,000 shares of Common Stock; (B) on the Extension Date, the Company has not offered the Executive the Annual Post-2004 Enhancement; and (C) a Termination Date; or

            (vi)  the date on which the individuals who, as of the Effective Date, constitute the Board, and subsequently elected members of the Board whose election is approved or recommended by at least a majority of such current members, or their successors whose election was so approved or recommended (other than any subsequently elected members whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board), cease for any reason to constitute at least a majority of the Board.

        (b)  Term of Employment.    Section 2(a) of the Employment Agreement is hereby deleted in its entirety and replaced by the following:

          (a)  The Company will employ the Executive and the Executive will enter the employ of the Company, for the period set forth in this Section 2, in the positions set forth in Section 3 and upon the other terms and conditions herein provided. The initial term of employment under this Agreement (the "Initial Term") will be for the period beginning on the Start Date and ending on such date as the Agreement is superceded by a new employment agreement between the Company and the Executive, unless earlier terminated as provided in Section 17.

        2.    Continuing Effect of the Agreement.    The Agreement shall continue in full force and effect as amended herein.

        3.    Counterparts.    This Amendment may be executed by the parties hereto in counterparts, each of which shall be deemed an original, but both such counterparts shall together constitute one and the same document.

        IN WITNESS WHEREOF, the parties have executed this Amendment as of the date and year first above written.

THE EXECUTIVE
Anthony Cuti 440 Ninth Avenue New York, New York 10001
DUANE READE INC.
By:	Name: Anthony Cuti Title: Chairman of the Board (In compliance with the employment agreement, dated October 27, 1997, and effective as of June 18, 1997)
By:	Name: David Jaffe Title: Chairman of the Compensation Committee of the Board of Directors

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  Exhibit 10.26
THIRD AMENDMENT TO EMPLOYMENT AGREEMENT